Exhibit 10.2

TRANSITION AND RELEASE AGREEMENT

This TRANSITION AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Freescale Semiconductor, Ltd. (the “Company”), Freescale Holdings GP, Ltd. (“GP”), and Richard M. Beyer (“Executive”) dated as of the 6th day of June, 2012, and confirms the agreement that has been reached with the Executive in connection with his departure from the Company.

RECITALS

WHEREAS, Executive is employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement dated February 11, 2008 (the “Employment Agreement”);

WHEREAS, Executive serves as Chairman of the Board of Directors of the Company (the “Board”); and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to avoid doubts and controversy relating to the nature of Executive’s departure and to ensure an orderly transition in connection therewith and to resolve amicably any and all disagreements and matters arising out of or relating in any way to Executive’s and the Company’s relationship.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Resignation of Employment.

(a) Upon execution of this Agreement, Executive agrees to resign from employment with the Company, effective as of June 5, 2012 (the “Separation Date”), at which time Executive’s employment with the Company shall cease. The Company shall continue to pay Executive at his current rate of base salary and continue all of his benefits and perquisites through the Separation Date, in accordance with the Company’s current payroll and executive employment practices. Executive shall resign from his position as Chief Executive Officer of the Company and an employee of any affiliate or subsidiary of the Company, in each case, effective as of the Separation Date. Executive shall continue to serve as a member of the Board subject to Executive’s nomination and re-election at the Company’s next annual meeting of shareholders and shall continue to provide consulting services to the Company pursuant to Section 4 below. Upon request of the Company, Executive agrees to execute such documents and take such action as may be necessary or desirable to effectuate the foregoing; however, should Executive not execute such documents, he shall nevertheless be deemed to have resigned from all such employment positions on the date requested by the Company.

(b) On or about the Separation Date, Executive shall return to the Company all Company property and all documents or material belonging to the Company and in his possession or use, including, without limitation, all fax machines, printers, building-access keys and other electronic equipment, except that Executive may keep his laptop computer and building-access cards, provided that the Company may, at its discretion, disconnect and discontinue such computer’s connection with the Company’s computer network system, and provided further that at the Company’s request, Executive shall return to the Company any software or other data from such computer, however stored, relating to “Confidential Information” as defined in Section 10(a) of the Employment Agreement. Executive may keep his Company credit card through July 1, 2012, provided that Executive shall be responsible for all charges incurred on such credit card from and after the Separation Date.

(c) Other than as set forth in this Agreement, upon the Separation Date, Executive shall not receive any base salary, annual bonus, long term incentive award, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company, or any severance payment or benefit to be received under any severance benefit plans, practices, policies or programs, or any vacation or expense reimbursement; however, Executive shall receive all benefits and conversion rights, at the applicable time, earned, due or applicable under the terms of Company benefit or retirement plans.

2. Accrued Payments. The Company shall pay to Executive $70,511.05 in a lump sum cash payment by the regular payroll date following the Separation Date, as payment for Executive’s earned but unpaid salary and vacation or paid time off or annual leave days, as applicable, accrued but not taken as of the Separation Date.

3. Payments and Benefits.

(a) As of the date of this Agreement, Executive holds an option to acquire shares of the Company, par value $.01 per share (each, a “Share”) with an exercise price of $6.3984 per Share, granted pursuant to the Company’s 2006 Management Incentive Plan and of which 640,507 Shares subject to such option are unvested and 1,921,520 Shares are vested (the “2009 Options”). Executive also holds an unvested option to acquire 329,340 Shares with an exercise price of $15.41 per Share and granted pursuant to the Company’s 2011 Omnibus Incentive Plan (the “2012 Options”). The 2009 Options and 2012 Options shall continue to be governed by the applicable award documents and plans, which in each case provide that Executive shall continue to vest in the 2009 Options and 2012 Options held by Executive for so long as Executive continues to serve as a member of the Board.

(b) Following execution of this Agreement and only if the Release set forth in Section 7(a) of this Agreement is not revoked pursuant to Section 7(b), the Company shall pay Executive a cash lump sum incentive of $1,500,000, in connection with Executive’s assistance in the orderly and successful transition of the Chief Executive Officer role which will be paid or provided to him within thirty (30) days following the Separation Date.

(c) The restricted stock units granted to Executive pursuant to Section 3(b)(v) of the Employment Agreement (the “Restricted Stock Units”) shall be settled on the first business day following expiration of the six-month period following the Separation Date. The performance-based restricted stock units granted to Executive pursuant to the Company’s 2011 Omnibus Incentive Plan shall be forfeited in their entirety on the Separation Date.

(d) Following execution of this Agreement and only if the Release set forth in Section 7(a) of this Agreement is not revoked pursuant to Section 7(b), Executive shall be entitled to the personal use of the Company’s aircraft through the end of 2012, in an amount not to exceed twenty (20) hours, to the extent that the Company, in its sole discretion, continues such program and otherwise subject to availability.

(e) In order to assist the Company in ensuring that Executive is fully aware of his duties and obligations under this Agreement, and as set forth in Sections 7(b) and 11 below, Executive has retained counsel and the Company shall promptly pay Executive’s counsel for reasonable legal fees and related expenses so incurred, which will be paid or provided to him within thirty (30) days following the Separation Date.

4. Consulting Services.

(a) During the Consulting Term (as defined below), the services to be provided by Executive shall consist primarily of assistance in the transition of duties to the new Chief Executive Officer, service in respect of his role as Chairman of the Semiconductor Industry Association, advice as to matters relating to the Company of which he has special knowledge arising from his duties as former Chief Executive Officer of the Company, and advice regarding other business activities conducted by the Company and/or its affiliates (“Services”). All Services shall be rendered at the request and under the general direction of the Chief Executive Officer of the Company. Subject to the Obligations set forth in Section 6(a) below, the Company will provide Executive such information about the business activities of the Company and its affiliates as Executive may reasonably require in order to carry out the Services.

(b) All Services will be performed by Executive with a level of skill and care generally exercised by others performing the same or similar services. In performing the Services, Executive will comply fully with all applicable laws, and all applicable policies of the Company.

(c) Executive is an independent contractor, and shall not have the authority to bind, represent or commit the Company. Nothing in this Agreement shall be deemed or construed to create a joint venture, partnership, or agency relationship between the parties for any purpose. During the Consulting Term (as defined below) Executive and his employees shall not be entitled to any of the Company’s benefits, including: (i) income tax withholding; (ii) 401(k) or other retirement benefits; or (iii) employee stock purchase or stock option plans, except as provided in Section 3(a). Executive shall be solely responsible for the withholding and payment of all taxes and insurance premiums owed by him or his employees, including workers’ compensation insurance.

(d) Executive’s consulting term shall commence upon the Separation Date and shall continue until the one year anniversary of the Separation Date, unless earlier terminated by either the Company or Executive at any time, with or without cause (the “Consulting Term”). Nothing contained herein shall be construed to prevent the Company or Executive from entering into a continuation of this agreement, a modification of this agreement, or an agreement providing for compensation to on an as needed basis for specific services rendered without any provisions for benefits or retainers, or such other arrangements as they may agree upon.

(e) Executive shall devote such time and effort as are reasonably necessary to perform the Services required of him. Executive will not be required to maintain regular office hours.

(f) In exchange for the Services performed hereunder, the Company shall pay Executive Two Hundred Thousand Dollars ($200,000.00), which shall be paid in four equal installments during the Consulting Term on the 90th, 180th and 270th days following the Separation Date and the first anniversary of the Separation Date, in each case, subject to Executive’s continued performance of Services through such date. Executive shall be issued a tax form 1099 by the Company reflecting the applicable amount of any taxable payments received by Executive in respect of the Services hereunder for the applicable calendar year. No withholding or deduction from any amounts payable for such Services, and Executive shall be solely responsible for the payment of any federal, state, local or other income, payroll and/or employment taxes.

(g) Executive’s Services may terminated by either the Company or Executive, for any reason or no reason, on one hundred eighty (180) calendar days notice. In connection with any termination of the Services, the Company shall promptly pay Executive any unpaid portion of the fee set forth in Section 4(f) attributable to the Services rendered prior to such termination.

5. No Other Payments or Benefits. Executive acknowledges and agrees that, other than the payments and benefits expressly set forth in this Agreement, Executive has received all compensation to which he is entitled from the Company, is not entitled to any other payments or benefits from the Company.

6. Covenants.

(a) Executive agrees that following the Separation Date, he will continue to be bound by Section 10 of the Employment Agreement, Exhibit A of the award agreement entered into between the Company and Executive in connection with the grant of the 2009 Options, Exhibit A of the award agreement entered into between the Company and Executive in connection with the grant of the 2012 Options and Exhibit B of the award agreement entered into between the Company and Executive in connection with the grant of the Restricted Stock Units, each of which sets forth obligations regarding confidential information, work product and inventions and restrictive covenants, including but not limited to provisions relating to nonsolicitation of employees and noncompetition and solicitation of business (collectively, the “Obligations”).

(b) Executive acknowledges that in addition to such other remedies as may be available to the Company at law or in equity or as provided in this Agreement (including but not limited to injunctive relief and the Company’s ability to enforce its rights by an action for specific performance to the extent permitted by law, without posting a bond), any violation of the Obligations will result in the immediate forfeiture of all options held by Executive.

7. Release.

(a) Executive hereby voluntarily, knowingly and willingly releases and forever discharges GP, the Company, and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Agreement; (b) arising out of or relating to Executive’s employment with the Company or the termination thereof; (c) arising out of or relating to Executive’s service as a member of the Board prior to the time Executive signs this Agreement; (d) arising out of or relating to the Employment Agreement or any other agreement, contract, plan, practice, policy or program of the Company; or (e) arising prior to the time Executive signs this Agreement, including with respect to any Equity Award (as defined in the Employment Agreement). This release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees. The foregoing Release shall not apply to (i) claims that cannot be released under applicable law; (ii) legally mandated benefits; (iii) vested benefits, if any, under any qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company including 401(k) plans; (iv) Executive’s continuing rights in any Equity Awards; (v) Executive’s right to enforce the terms of this Agreement; and (vi) Executive’s rights to indemnification and insurance coverage under Section 13 of the Employment Agreement. Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

(b) Executive has been provided, and after consultation with counsel, has knowingly and voluntarily waived a twenty-one (21) day period in which to consider the Release and shall have seven (7) additional days from the date of execution to revoke his consent to the Release set forth in Section 7(a). Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following Executive’s execution of this Agreement. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following Executive’s execution of this Agreement.

(c) The Company acknowledges that as of the date of this Agreement, neither the Company nor the Board is aware of any claim or cause of action (a) arising out of or relating to Executive’s employment with the Company, service as a member of the Board or the termination thereof; or (b) arising out of or relating to the Employment Agreement.

8. No Right to Seek Re-Employment. Executive agrees that Executive will not apply for or otherwise seek employment with the Company or any of the Company Releasees at any time in the future.

9. Non-Disparagement. Executive will not directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the business, goodwill or reputation of the Company or any of the Company Releasees. Neither the Company formally nor any director or officer of the Company will directly or indirectly make, or cause to be made, any statement, observation or opinion, disparaging the reputation of Executive.

10. Cooperation.

(a) Executive shall reasonably cooperate with the Company, GP, or any of their respective parents, subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees concerning requests for information about: (A) the business of the Company, GP or their subsidiaries or affiliates or Executive’s involvement and participation therein, and (B) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s cooperation shall include, but not be limited to, performing the Services pursuant to Section 4 of this Agreement, and, taking into account Executive’s obligations to any successor employer or entity to which he provides services, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which Executive may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

(b) Nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

11. Knowing and Voluntary Agreement. The Company advises Executive to consult with an attorney of Executive’s choosing prior to signing this Agreement. Executive represents that Executive has reviewed this Agreement and, specifically, the Release in Section 7 of this Agreement, with an attorney of Executive’s choice. Executive also agrees and acknowledges that Executive is receiving benefits to which he would not otherwise be entitled unless Executive signs this Agreement, that Executive voluntarily consented to the Release set forth in Section 7 of this Agreement and that Executive has entered into this Agreement freely, knowingly and voluntarily.

12. No Admission. The Company’s offer to Executive of this Agreement and the payments and benefits set forth herein are not intended to, and shall not be construed as, any admission of liability by the Company or any of the Company Releasees to Executive or of any improper conduct on the Company’s part, all of which the Company specifically denies.

13. Rights of the Parties.

(a) Nothing in this Agreement shall affect or impair any right the Company may have, including any right under the Employment Agreement or any other agreement, contract, plan, practice, policy or program of the Company.

(b) Following execution of this Agreement, the Employment Agreement shall be terminated and Executive shall no longer have any rights under the Employment Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law.

15. Arbitration.

(a) Any controversy or claim by or between Executive and the Company arising from or relating to this Agreement, or any dispute as to the arbitrability of a matter under this provision, shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules and Mediation Procedures; provided that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Agreement shall be conducted in Texas before a panel of three arbitrators. The arbitrators, in rendering an award in any arbitration conducted pursuant to this provision, shall issue a reasoned award stating the findings of fact and conclusions of law on which it is based. Any judgment or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrators may be entered, enforced or appealed from in any court having jurisdiction thereof, subject to Section 16(b). Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C.§ 1 et seq. In any arbitration proceedings under this Agreement, each party shall pay all of its, his or her own legal fees, including counsel fees, but AAA filing fees and arbitrator compensation shall be paid pursuant to the AAA Employment Arbitration Rules and Mediation Procedures unless otherwise provided by law for a prevailing party. This arbitration provision shall not apply with respect to any application by the Company for injunctive relief under Section 6 of this Agreement, or with respect to the Obligations.

(b) Executive hereby expressly consents to the personal jurisdiction of the state court in Travis County, Texas and federal courts located in the State of Texas for any lawsuit filed there against Executive by the Company arising from or related to this Agreement, including, without limitation, Executive’s employment with and separation from the Company. Should any action under or related to this Agreement be filed in state court in Texas, it will be filed only in Travis County, Texas. Each of the parties hereto irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or related to this Agreement.

16. Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary: (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A); (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax; (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

17. Miscellaneous.

(a) This Agreement sets forth the entire understanding of the Company and Executive and, except for the terms of the Employment Agreement and the applicable award documents and plans which govern the grant of the 2009 Options, the 2012 Options and the Restricted Stock Units, in each case that explicitly survive pursuant to this Agreement, this Agreement supersedes all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of Executive and the Company.

(b) The provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to give any rights to any third parties to enforce the terms of this Agreement, except that third parties who are intended beneficiaries of either the Release of claims contained in Section 7 of this Agreement or any of the Obligations shall be entitled to enforce such releases and covenants as against or involving them.

(c) All the terms and conditions of this Agreement shall be considered as separate terms and conditions. In the event any term or condition of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement shall be construed as if such invalid, prohibited or unenforceable term or condition has been more narrowly drawn so as not to be invalid, prohibited or unenforceable.

Notwithstanding the foregoing sentence, in the event that any term or condition contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining terms or conditions contained in this Agreement shall not in any way be affected or impaired thereby.

(d) No waiver of any one or more of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any succeeding breach of any of such terms, conditions or obligations or of any of the other terms, conditions or obligations of this Agreement. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute a waiver of such terms, conditions or obligations or shall preclude such party from requiring performance by any of the other parties at any time.

(e) This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of June 6, 2012.

FREESCALE SEMICONDUCTOR, LTD.

By:	/s/ Gregory L. Summe
Gregory L. Summe

Title:	Director and Chairman of Compensation and Leadership Committee

FREESCALE HOLDINGS GP, LTD.

By:	/s/ Gregory L. Summe
Gregory L. Summe

Title:	Director

EXECUTIVE

/s/ Richard M. Beyer
RICHARD M. BEYER